October 2, 2024

Steve Cates
Chief Financial Officer
WESTWATER RESOURCES, INC.
6950 S. Potomac Street, Suite 300
Centennial, Colorado 80112

       Re: WESTWATER RESOURCES, INC.
           Form 10-K for the Fiscal Year Ended December 31, 2023
           Filed March 19, 2024
           File No. 001-33404
Dear Steve Cates:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Energy &
Transportation
cc:   John Lawrence